UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 21, 2011

Volterra Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50857	94-3251865
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

47467 Fremont Blvd., Fremont, California		94538
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 510 743 1200

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Election of Director

On January 21, 2011, the Company’s Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee, appointed Ralph Quinsey as an independent director to the Board of Directors, to fill the remaining vacancy on the Board, and as an additional member of the Company’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Quinsey, age 54, is currently serving as TriQuint’s President and Chief Executive Officer since July 2002. From September 1999 to January 2002, Mr. Quinsey was with ON Semiconductor, a manufacturer of semiconductors for a wide array of applications, as Vice President and General Manager of the Analog Division. Prior to that, Mr. Quinsey was with Motorola, a manufacturer of semiconductors and communications equipment, from 1979 to September 1999, holding various positions including Vice President and General Manager of the RF/IF Circuits Division, which developed both silicon and gallium arsenide technologies for wireless phone applications. Mr. Quinsey received a Bachelor of Science degree in Electrical Engineering from Marquette University.

As a member of the Company’s Board, Mr. Quinsey will receive the Company’s standard compensation for non-employee directors and will sign the Company’s form Indemnification Agreement. There are no arrangements or understandings between Mr. Quinsey and any other person pursuant to which he was selected as a director of the Company.

A press release announcing the appointment of Mr. Quinsey was issued on January 24, 2011, is attached hereto as Exhibit 99.1 and is hereby incorporated herein by this reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release of Volterra Semiconductor Corporation dated January 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volterra Semiconductor Corporation

By:	/S/ DAVID OH
Name:	David Oh
Title:	General Counsel

Dated: January 24, 2011

Exhibit Index

Exhibit No.	Description

99.1	Press Release of Volterra Semiconductor Corporation dated January 24, 2011.